SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant ☒
Filed by a Party other than the Registrant☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Nextel Communications, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

      ☒ No fee required.

      ☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1) Title of each class of securities to which transaction applies:

      (2) Aggregate number of securities to which transaction applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      (4) Proposed maximum aggregate value of transaction:

      (5) Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1) Amount Previously Paid:

      (2) Form, Schedule or Registration Statement No.:

      (3) Filing Party:

      (4) Date Filed:

Proxy Statement

Nextel Communications, Inc.

2001 Edmund Halley Drive
Reston, VA 20191
www.nextel.com

April 2, 2004

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

MAY 27, 2004

      We will hold the annual meeting of stockholders of Nextel Communications, Inc. on May 27, 2004 at 10:00 a.m. local time at The Hyatt Regency Reston, 1800 Presidents Street, Reston, Virginia 20190 (703-709-1234).

      The purpose of the annual meeting is to consider and take action on the following:

1.	Election of two directors, Keith J. Bane and V. Janet Hill, each for a three-year term ending 2007;

2.	Ratification of Deloitte & Touche LLP as our independent auditors for 2004;

3.	Approval of the Nextel Communications, Inc. Amended and Restated Associate Stock Purchase Plan to increase from 10,000,000 to 20,000,000 the number of shares of our class A common stock that may be issued under that plan; and

4.	Any other business that properly comes before the annual meeting.

      Stockholders of record as of April 2, 2004 can vote at the annual meeting. This proxy statement, the accompanying proxy card, the 2003 annual report to stockholders and our annual report on Form 10-K for the year ended December 31, 2003 are being mailed or otherwise distributed to you on or about April 16, 2004. Please vote before the annual meeting in one of the following ways:

1.	Use the toll-free number shown on your proxy card;

2.	Visit the website shown on your proxy card to vote via the Internet; or

3.	Complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

Your vote is very important. Please vote before the meeting using one of the methods above to ensure that your vote will be counted. Your proxy may be revoked at any time before the vote at the annual meeting by following the procedures outlined in the accompanying proxy statement.

         By order of the Board of Directors,

William E. Conway, Jr.
Chairman of the Board of Directors

GENERAL INFORMATION ABOUT PROXIES AND VOTING

Solicitation, Use and Revocation of Proxies

      Our board of directors solicits the accompanying proxy for use at the annual meeting. Giving your proxy means that you authorize the persons indicated on the proxy card to vote your shares at the annual meeting in the manner you direct. If you sign, date and return the enclosed proxy card but do not specify how to vote, your shares will be voted (1) for the election of the nominees designated below to serve for three-year terms ending 2007, (2) for ratification of Deloitte & Touche as our independent auditors for 2004, (3) for approval of the Nextel Communications, Inc. Amended and Restated Associate Stock Purchase Plan, and (4) at the discretion of the persons indicated on the proxy card, on all other matters that may properly come before the annual meeting. You may revoke your proxy at any time before it is voted at the annual meeting by:

1. voting over the telephone or Internet if eligible to do so — your latest dated vote before the annual meeting will be the vote counted;

2. delivering to our Corporate Secretary a signed notice of revocation or a new proxy card with a later date; or

3. voting in person at the annual meeting.

      Stockholders whose shares are registered in the name of a bank or brokerage firm may be eligible to vote through the Internet or by telephone. The enclosed proxy card provides instructions for eligible stockholders. Stockholders not wishing to vote through the Internet or by telephone or whose proxy card does not mention information about Internet or telephone voting should complete the enclosed paper proxy card and return it in the enclosed postage-paid envelope. Signing and returning the proxy card or submitting the proxy via the Internet or by telephone does not affect your right to revoke your proxy or to vote in person at the annual meeting.

      Your attendance at the annual meeting by itself does not constitute revocation of your proxy. Before the annual meeting, any written notice of revocation should be sent to Nextel Communications, Inc., 2001 Edmund Halley Drive, Reston, Virginia 20191, Attention: Corporate Secretary. Any notice of revocation that is delivered at the annual meeting should be hand delivered to our Corporate Secretary before a vote is taken. You may be asked to present documents for the purpose of establishing your identity as a Nextel stockholder.

Record Date, Voting Rights and Outstanding Shares

      Our board of directors has established the close of business on April 2, 2004 as the record date for determining stockholders entitled to receive notice of and to vote on proposals at the annual meeting or any adjournment or postponement of the annual meeting. Only holders of record of our class A common stock on the record date are entitled to vote at the annual meeting. Holders of the class A common stock on the record date are entitled to one vote per share on each matter voted upon at the annual meeting. As of the record date, there were 1,073,169,015 shares of class A common stock outstanding.

Quorum, Voting Requirements and Effect of Abstentions and Non-Votes

      A quorum is necessary for the transaction of business at the annual meeting. A quorum exists when holders of a majority of the total number of outstanding shares of class A common stock that are entitled to vote at the annual meeting are present in person or by proxy. At the annual meeting, inspectors of election will determine the presence of a quorum and tabulate the results of the voting by stockholders. The inspectors will treat valid proxies marked “abstain” or proxies required to be treated as “non-votes” as present for purposes of determining whether there is a quorum at the annual meeting. A “non-vote” occurs when a broker or nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner of the shares. Abstentions and non-votes with respect to any matter will have the same effect as a vote against that proposal.

      The nominees for director for three-year terms who receive a plurality of the votes cast by the holders of the class A common stock will be elected. All other matters will require the approval of a majority of the votes cast at the annual meeting by the holders of the outstanding shares of class A common stock.

PROPOSAL 1

ELECTION OF DIRECTORS

      Our board of directors consists of eight members and is divided into three classes, with each class having a number of directors as nearly as equal as possible. When we add new directors, we place them in classes to meet this objective. The three-year terms of each class are staggered so that the term of one class expires at each annual meeting.

      The board of directors has nominated Keith J. Bane and V. Janet Hill, each of whom is an incumbent director, for reelection to the board for three-year terms ending 2007. If any nominee is unable to serve as a director, the persons named in the enclosed proxy reserve the right to vote for a lesser number of directors or for a substitute nominee designated by our board of directors, to the extent consistent with our certificate of incorporation and our by-laws. We do not expect that any nominee will be unable to serve.

		Director
Name	Age	Since	Positions with Nextel

Nominees To Hold Office Until 2007

Keith J. Bane	64	1995	Director
V. Janet Hill	56	1999	Director

Directors Holding Office Until 2006

William E. Conway, Jr.	54	1997	Chairman of the Board of Directors
Morgan E. O’Brien	59	1987	Vice Chairman of the Board of Directors
Stephanie M. Shern	56	2003	Director

Directors Holding Office Until 2005

Timothy M. Donahue	55	1996	Chief Executive Officer, President and Director
Frank M. Drendel	59	1997	Director
William E. Kennard	47	2001	Director

      Our board of directors recommends a vote “FOR” incumbent directors Keith J. Bane and V. Janet Hill.

BOARD OF DIRECTORS

From left to right: Keith J. Bane, V. Janet Hill

Nominees for election as directors to hold office until the 2007 annual meeting of stockholders

Keith J. Bane

      Mr. Bane has served as one of our directors since July 1995. Mr. Bane retired in November 2002 as executive vice president and president, global strategy and corporate development of Motorola, Inc., a position that he had held since May 2000. From March 1997 until May 2000, Mr. Bane served as executive vice president and president, Americas region of Motorola. From 1973 to August 1997, Mr. Bane held various senior management positions with Motorola.

V. Janet Hill

      Mrs. Hill has served as one of our directors since November 1999. Since 1981, Mrs. Hill has been vice president of Alexander & Associates, Inc., a corporate consulting firm in Washington, D.C. Mrs. Hill also serves as a director of Wendy’s International, Inc. and Dean Foods, Inc.

From left to right: William E. Conway, Jr., Morgan E. O’Brien, Stephanie M. Shern

Directors holding office until the 2006 annual meeting of stockholders

William E. Conway, Jr.

      Mr. Conway has served as Chairman of our board of directors since February 2001 and as one of our directors since February 1997. Mr. Conway is a founder, and since 1987 has been a managing director, of The Carlyle Group, a private global investment firm. From 1984 until 1987, Mr. Conway served as senior vice president and chief financial officer of MCI Communications Corporation. Mr. Conway was a vice president of MCI from 1981 to 1984. Prior to joining MCI, Mr. Conway served in a variety of positions for almost ten years with First National Bank of Chicago in the areas of corporate finance, commercial lending, workout loans and general management. Mr. Conway currently serves as the chairman of United Defense Industries, Inc.

Morgan E. O’Brien

      Mr. O’Brien has served as one of our directors since co-founding Nextel in 1987. Since March 1996, Mr. O’Brien has served as our Vice Chairman, although he resigned from his employment with us in November 2003. From 1987 to March 1996, Mr. O’Brien served as Chairman of our board of directors. From 1987 to October 1994, Mr. O’Brien also served as our General Counsel.

Stephanie M. Shern

      Mrs. Shern has served as one of our directors since March 2003. From 2001 until February 2002, Mrs. Shern served as senior vice president of Kurt Salmon Associates, a retail consulting and business advisory firm. From 1969 until July 2001, Mrs. Shern held various positions with Ernst & Young, LLP, including vice chair. Mrs. Shern also serves as a director of GameStop Corp. and The Scotts Company.

From left to right: Timothy M. Donahue, Frank M. Drendel, William E. Kennard

Directors holding office until the 2005 annual meeting of stockholders

Timothy M. Donahue

      Mr. Donahue has served as our Chief Executive Officer since July 1999. Mr. Donahue has served as our President since joining us in February 1996 and also served as our Chief Operating Officer from February 1996 until July 1999. Mr. Donahue has served as one of our directors since June 1996. From 1986 to January 1996, Mr. Donahue held various senior management positions with AT&T Wireless Services, Inc., including regional president for the northeast. Mr. Donahue serves as a director of Nextel Partners, Inc. and Eastman Kodak Company.

Frank M. Drendel

      Mr. Drendel has served as one of our directors since August 1997. Mr. Drendel has served as chairman and chief executive officer of CommScope, Inc., a manufacturer of coaxial cable and supplier of high-performance electronics cables, since 1976. Mr. Drendel is also a director of the National Cable Television Association.

William E. Kennard

      Mr. Kennard has served as one of our directors since May 2001. Mr. Kennard has served as a managing director of The Carlyle Group since May 2001. From 1997 until January 2001, Mr. Kennard served as chairman of the Federal Communications Commission. From 1993 until 1997, Mr. Kennard served as general counsel of the Federal Communications Commission. Mr. Kennard also serves as a director of The New York Times Company and Dex Holdings, LLC.

BOARD COMMITTEES

Board and Committee Meetings held in 2003 and Membership Roster As of March 15, 2004

Corporate
Governance &
Name	Board		Audit		Compensation		Nominating	Finance		Interested Party

K.J. Bane	X
W.E. Conway, Jr.	X	*	X	*	X		X	X	*	X
T.M. Donahue	X							X
F.M. Drendel	X		X		X	*	X
V.J. Hill	X		X		X		X
W.E. Kennard	X						X *
M.E. O’Brien	X
S.M. Shern	X		X							X
No. of Meetings in 2003	9		13		7		3	7		0

*	Chairman

      Until March 26, 2003, we had a nominating committee, which we merged with the corporate governance committee and renamed the corporate governance and nominating committee.

      Until March 5, 2003, Dennis M. Weibling, one of our former directors, served on the audit, compensation and interested party committees.

      The board has determined that Messrs. Conway, Drendel and Kennard, and Mrs. Hill and Mrs. Shern each are independent under Nasdaq Marketplace Rule 4200(a)(15).

Audit

      The audit committee primarily reviews our financial reporting and accounting practices and internal control functions. Among other responsibilities, the audit committee:

1.	retains our independent auditors and approves the terms of the engagement, as well as approves any non-audit relationships with the independent auditors;

2.	reviews with our management significant accounting matters;

3.	reviews the nature of all services performed by our independent auditors and their audit examination, as well as such auditors’ independence and quality control procedures;

4.	reviews the audited annual financial statements and the quarterly financial statements, as well as certain other financial disclosures;

5.	reviews our systems of internal accounting controls;

6.	reviews and approves, pursuant to applicable Nasdaq Marketplace Rules, proposed transactions between us and related parties (as defined in the rules); and

7.	reviews compliance issues.

      The audit committee is authorized to engage or consult from time to time, as appropriate, at our expense, independent legal counsel and other experts and advisors it considers necessary, appropriate or advisable in the discharge of its responsibilities.

      A current copy of the audit committee’s charter is available to stockholders on our website at http://www.nextel.com in the “Corporate Governance” section of the “About Nextel” tab. All of the members of the audit committee are independent, as independence for audit committee members is defined by the Nasdaq Marketplace Rules. In addition, the board of directors has determined that each of Mr. Conway and Mrs. Shern is an “audit committee financial expert” as such term is defined in applicable regulations of the Securities and Exchange Commission.

Compensation

      The compensation committee:

1.	develops compensation programs and practices and recommends incentive compensation plans and equity-based plans;

2.	reviews and approves goals relevant to the compensation of our executive officers, including the Chief Executive Officer, and evaluates the performance of such officers and sets their compensation;

3.	administers our equity-based incentive compensation plans and other employee benefit plans as directed by our board;

4.	reviews and approves employment and severance agreements with executive officers;

5.	reviews director compensation and makes recommendations to our board based on those reviews;

6.	reviews various other matters relating to employee compensation and benefits; and

7.	prepares the compensation committee report.

      The compensation committee administers and makes all ongoing determinations concerning matters relevant to our incentive equity plan, our associate (employee) stock purchase plan and our cash compensation deferral plan. The compensation committee is authorized to engage or consult from time to time, as appropriate, at our expense, consultants, independent legal counsel and other experts and advisors it considers necessary, appropriate or advisable in the discharge of its responsibilities.

      A current copy of the compensation committee’s charter is available to stockholders on our website at http://www.nextel.com in the “Corporate Governance” section of the “About Nextel” tab. All of the members of the compensation committee are independent, as defined by the Nasdaq Marketplace Rules.

      Compensation Committee Interlocks and Insider Participation: The members of the compensation committee currently are Messrs. Drendel and Conway and Mrs. Hill. Until March 5, 2003, Mr. Weibling also served on this committee. Mr. Weibling is a director of Nextel Partners. During 2003, we received $15 million for the sale of FCC licenses and network assets to Nextel Partners. In November 2003, Nextel Partners redeemed its 12% nonvoting mandatorily redeemable preferred stock that we held for $39 million. Under our roaming agreement with Nextel Partners, we were charged $51 million during 2003 for our customers roaming on Nextel Partners’ network, net of roaming revenues earned. We also provide telecommunications switching services to Nextel Partners under a switch sharing agreement, for which we earned $44 million in 2003. We charged Nextel Partners $11 million in 2003 for administrative services provided under a services agreement. We also earned $4 million in 2003 in royalty fees. We had a net receivable due from Nextel Partners of $16 million as of December 31, 2003. Until December 1, 2003, Mr. Weibling served as vice chairman of Eagle River Investments, L.L.C. In 2003, we incurred costs of about $86,000 under our management support agreement with Eagle River. Mr. Weibling also served as our acting Chief Executive Officer from October 1995 until March 1996. See “Certain Relationships and Related Transactions.”

Corporate Governance and Nominating

      The corporate governance and nominating committee:

1.	evaluates the effectiveness of our corporate governance and recommends revisions to our board;

2.	develops corporate governance guidelines;

3.	identifies individuals qualified to serve as board members; and

4.	evaluates the effectiveness of our board.

      The corporate governance and nominating committee considers candidates for board membership suggested by its members and other board members and management, as well as stockholders. The corporate governance and nominating committee also has retained third party search firms from time to time to identify and evaluate candidates.

      Stockholders who want to recommend a director candidate may do so in accordance with Regulation 14A under the Securities Exchange Act of 1934 and our Amended and Restated By-Laws, which require advance notice to us and certain other information. In general, under the Amended and Restated By-Laws, a written nomination solicitation notice must be received by our Corporate Secretary at our principal executive office not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. The written nomination solicitation notice must contain:

•	the name and address, as they appear on our books, of the stockholder giving the notice and of the beneficial owner, if any, on whose behalf the nomination is made;

•	a representation that the stockholder giving the notice is a holder of record of our stock entitled to vote at the annual meeting and intends to appear in person or by proxy at the annual meeting to nominate the person or persons specified in the notice;

•	the class and number of shares of our stock owned beneficially and of record by the stockholder giving the notice and by the beneficial owner, if any, on whose behalf the nomination is made;

•	a description of all arrangements or understandings between or among any of the stockholder giving the notice, the beneficial owner, if any, on whose behalf the notice is given, each nominee and any other person or persons (naming such persons) pursuant to which the nomination or nominations are to be made by the stockholder giving the notice;

•	such other information regarding each nominee proposed by the stockholder giving the notice as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated, or intended to be nominated, by our board of directors;

•	the signed consent of each nominee to serve as a director of Nextel if so elected; and

•	whether either the stockholder giving the notice or beneficial owner on whose behalf the notice is given intends to deliver a proxy statement and form of proxy to holders entitled to vote at the annual meeting.

      The corporate governance and nominating committee’s policy with respect to the consideration of director candidates recommended by stockholders is that it will consider such candidates on the same basis as it considers all director candidates. In considering director candidates, the corporate governance and nominating committee will consider such factors as it deems appropriate to assist in developing a board and committees that are diverse in nature and comprised of experienced and seasoned advisors. These factors may include judgment, skill, diversity (including factors such as race, gender or experience), integrity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other board members, and the extent to which the candidate would be a desirable addition to the board and any committees of the board.

      The corporate governance and nominating committee is authorized to engage or consult from time to time, as appropriate, at our expense, consultants, independent legal counsel and other experts and advisors it considers necessary, appropriate or advisable in the discharge of its responsibilities.

      A current copy of the corporate governance and nominating committee’s charter is available to stockholders on our website at http://www.nextel.com in the “Corporate Governance” section of the “About Nextel” tab. All of the members of the committee are independent, as independence for nominating committee members is defined in the Nasdaq Marketplace Rules.

Finance

      The finance committee was formed to review and, if appropriate, authorize us to pursue potential opportunities to raise funding through the incurrence of indebtedness, the issuance of equity securities, the repurchase or exchange of outstanding debt securities or mandatorily redeemable preferred stock for cash and/or the issuance of equity or debt securities by us and other similar matters. The finance committee is authorized to engage or consult from time to time, as appropriate, at our expense, investment banking firms or other professional financial advisors, independent legal counsel and other experts and advisors it considers necessary, appropriate or advisable in the discharge of its responsibilities.

Interested Party

      Pursuant to our agreements with Motorola, as long as Motorola has the right to nominate at least one person for election to our board of directors, Motorola’s nominee(s) will serve as members of the interested party committee. Motorola is not currently exercising its nomination right, and the chairperson position of this committee currently is open. The interested party committee has the authority to review certain proposed transactions between us and affiliated persons or entities, other than subsidiaries or other affiliated entities controlled by us. This authority is in addition to the audit committee’s responsibility to review and approve proposed transactions with related parties pursuant to applicable Nasdaq Marketplace Rules. The interested party committee was not required to meet during 2003 pursuant to the terms of our agreements with Motorola.

Meeting Attendance and Communications

      During 2003, all current directors attended at least 75% of the meetings of the board of directors and the committees on which they served. In addition to attending meetings, directors also discharge their responsibilities by attending, in person or telephonically, sessions at which they are briefed about the status of particular matters, by review of our reports to directors, by visits to our facilities, and by correspondence and telephone conferences with our executive officers and others regarding matters of interest and concern to us. We encourage our directors to attend the annual meeting of stockholders. In 2003, all but one director attended the annual meeting.

      Stockholders may send written communications to the board, committees of the board and individual directors by mailing those communications to our Corporate Secretary at Nextel Communications, Inc., 2001 Edmund Halley Drive, Reston, Virginia 20191, who will forward all such communications to the addressee(s).

MOTOROLA DIRECTORSHIPS

      In connection with investments by Motorola in Nextel, subject to specified conditions, as long as Motorola owns 5% or more of our outstanding shares of class A common stock (assuming conversion of the shares of class B non-voting common stock held by Motorola into shares of class A common stock), Motorola is entitled to nominate two persons for election as members of our board of directors. Until January 1, 2004, Mr. Bane was nominated by Motorola pursuant to these rights, at which time Mr. Bane resigned from this position and our board of directors elected him to fill a vacant board seat that was not subject to Motorola’s board nomination rights. Since this time, Motorola has not exercised its board nomination rights.

DIRECTOR COMPENSATION

      Directors are reimbursed for direct expenses relating to their activities as members of our board of directors. In order to attract and retain the most qualified candidates, and to align the interests of these candidates most closely with those of our stockholders, as part of their compensation, we have granted our non-affiliate directors interests in our class A common stock, as described below. Our non-affiliate directors are those directors who are neither employees of Nextel nor serving on the board pursuant to any contractual rights.

      Beginning after our 2003 annual meeting, which was held on May 29, 2003, our Chairman of the Board began to receive each quarter, in lieu of all other compensation, options to purchase 62,500 shares of common stock, which expire 10 years after the date of grant and have terms substantially identical to grants made to our employees, except that such options become fully vested on the grant date of the following quarterly non-affiliate director stock option grants.

      Beginning after our 2003 annual meeting, the other non-affiliate directors began to receive the following compensation:

1.	a $50,000 retainer, payable generally at the time of our annual meeting of stockholders, of which $20,000 was paid in cash (subject to the director’s election to defer all or a portion into shares of deferred stock) and $30,000 of which was paid in shares of deferred stock, valued as of May 30, 2003, which are subject to a one-year vesting period and a one-year holding period thereafter;

2.	options to purchase 2,500 shares of common stock granted quarterly, with the same terms as those granted to the Chairman of the Board;

3.	options to purchase 1,250 shares of common stock for each committee chaired granted quarterly, with the same terms as those granted to the Chairman of the Board; and

4.	a $1,000 payment (subject to the director’s election to defer all or a portion into shares of deferred stock) for each meeting attended that lasts more than three hours.

      In connection with their annual retainers, on May 30, 2003, we granted 3,336 deferred shares to Mr. Drendel and 2,001 deferred shares to each of Mrs. Hill, Mr. Kennard and Mrs. Shern.

      In 2003, we granted the non-affiliate directors options to purchase shares of our class A common stock, as follows:

	Number of Shares
Director/Grant Date	Underlying Options Granted		Exercise Price

William E. Conway, Jr
2/28/2003	64,000	(1)	$14.08
5/30/2003	62,500		$14.99
8/29/2003	62,500		$19.33
11/28/2003	62,500		$25.33
Frank M. Drendel
2/28/2003	12,000	(1)	$14.08
5/30/2003	3,750		$14.99
8/29/2003	3,750		$19.33
11/28/2003	3,750		$25.33
V. Janet Hill
2/28/2003	10,000	(1)	$14.08
5/30/2003	2,500		$14.99
8/29/2003	2,500		$19.33
11/28/2003	2,500		$25.33
William E. Kennard
2/28/2003	14,000	(1)	$14.08
5/30/2003	3,750		$14.99
8/29/2003	3,750		$19.33
11/28/2003	3,750		$25.33
Morgan E. O’Brien(2)
11/28/2003	2,500		$25.33
Stephanie M. Shern
5/30/2003	2,500		$14.99
8/29/2003	2,500		$19.33
11/28/2003	2,500		$25.33

(1)	Options vest ratably on a monthly basis over a period of three years.

(2)	Mr. O’Brien resigned as an executive officer of Nextel effective November 11, 2003, at which time he was deemed a non-affiliate director. Options represent those granted to Mr. O’Brien following the date that he became a non- affiliate director. See “Executive Compensation” for a discussion of compensation received by Mr. O’Brien during that portion of 2003 in which he was an executive officer of Nextel.

      In addition, our board of directors has established stock ownership guidelines requiring directors to hold at least $200,000 of our equity, subject to the board’s consideration of individual circumstances. Directors are expected to achieve this ownership level by the later of five years from the date of their first election to the board and November 14, 2007.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP

AS INDEPENDENT AUDITORS FOR 2004

      Deloitte & Touche LLP has been our independent auditors for many years. The audit committee has determined to engage Deloitte & Touche to audit our consolidated financial statements for 2004. Our board of directors believes that stockholders should be given an opportunity to express their views on the subject. Although not binding on the audit committee, the failure of the stockholders to ratify the appointment of Deloitte & Touche as our independent auditors would be considered by the audit committee in determining whether to continue the engagement of Deloitte & Touche. Representatives of Deloitte & Touche will attend the annual meeting to answer appropriate questions and make a statement if they desire.

Independent Auditor Fees

      The following is a summary of the aggregate fees billed to us for 2003 and 2002 by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, including Deloitte Consulting, which are collectively referred to below as Deloitte & Touche.

     • Audit Fees

Fees for audit services totaled about $2,978,000 in 2003 and $2,209,000 in 2002, including fees for professional services for the audit of our annual financial statements, for the reviews of the financial statements included in each of our quarterly reports on Form 10-Q for 2003, and for registration statements related to our financing transactions as well as consultations concerning financial accounting and reporting standards.

     • Audit-Related Fees

Fees for audit-related services totaled about $44,000 in 2003 and $24,000 in 2002. Audit-related services principally included audit and attest services for our benefit plans and consultation on internal control matters.

     • Tax Fees

Fees for tax services, including tax compliance, tax advice and tax planning, totaled about $1,479,000 for 2003 and $4,095,000 for 2002. These services included assistance regarding federal, state and local tax compliance, return preparation and tax audits and related proceedings.

     • All Other Fees

Fees for all other services not described above totaled about $12,408,000 for 2003 and $16,634,000 for 2002, substantially all of which amounts were billed by Deloitte Consulting. These services primarily included assistance with respect to the assessment of the cost competitiveness of certain vendor products and services and the subsequent renegotiation of terms with those vendors, compliance with regulatory requirements related to wireless number portability, and financial information systems design and implementation.

      The audit committee has determined that the provision of financial information systems design and implementation services to us during 2002 and 2003 and the provision of other non-audit services to us by Deloitte & Touche is compatible with maintaining their independence. In 2002, Deloitte & Touche had announced plans to separate its consulting practice from its audit practice. We had continued to use Deloitte & Touche for certain consulting work as permitted by the Sarbanes-Oxley Act of 2002 and rules of the Securities and Exchange Commission, based in part, on the expectation the separation would take place. Deloitte & Touche since has abandoned plans to separate the practices. We made the decision in 2003 that, going forward, with the exception of projects finishing in 2003, we would not utilize any management consulting services provided by Deloitte & Touche’s consulting practice as long as that consulting practice remains associated with Deloitte & Touche LLP and Deloitte & Touche continues to serve as our independent auditors.

Policy on Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Auditors

      The audit committee has adopted a policy for the pre-approval of services provided by the independent auditors. The audit committee pre-approves all audit and permissible non-audit services, as defined by applicable Securities and Exchange Commission regulations, provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. The policy sets forth particular permitted services that the audit committee pre-approved for 2003, and requires that the audit committee pre-approve any permitted service not set forth in the policy. As part of its pre-approval process, the audit committee considers whether such services are consistent with the rules of the Securities and Exchange Commission on auditor independence. The policy delegates to a designated member of the audit committee the authority to address any requests for pre-approval of services between audit committee meetings, and the designated member must report any pre-approval decisions to the audit committee at its next scheduled meeting. The policy does not delegate to management the audit committee’s responsibility to pre-approve permitted services of the independent auditors. The policy provides that it will be reviewed annually by the audit committee.

      Our board of directors recommends a vote “FOR” the ratification of the appointment of Deloitte & Touche as our independent auditors.

PROPOSAL 3

APPROVAL OF THE NEXTEL COMMUNICATIONS, INC.

AMENDED AND RESTATED ASSOCIATE STOCK PURCHASE PLAN

      In 1996, our board of directors adopted, and the stockholders approved, the Nextel Communications, Inc. Associate Stock Purchase Plan, which provides for the granting to eligible employees of us and our subsidiaries of rights to purchase shares of our class A common stock from us at a discount from the market price. Of the 10,000,000 shares originally available under the plan, less than 200,000 shares remain available for issuance as of March 15, 2004. On March 26, 2004, our board of directors approved the Nextel Communications, Inc. Amended and Restated Associate Stock Purchase Plan to (a) increase from 10,000,000 to 20,000,000 the number of shares of our class A common stock that may be issued under the plan and (b) allow the board to designate those of our subsidiaries whose employees may participate in the plan. The amended and restated plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended, or the Code, and is intended to advance Nextel’s interests and those of our stockholders by strengthening our ability to attract and retain employees who have the training, experience and ability to enhance our profitability and to reward our employees and employees of our designated subsidiaries upon whose judgment, initiative and effort the successful conduct and development of their businesses largely depend. The following summary description of the plan is qualified in its entirety by reference to the plan, which is attached to this proxy statement as Annex A.

Description of the Stock Purchase Plan

      Eligible Employees. All of our employees and employees of our designated subsidiaries who are customarily employed for more than 20 hours per week are eligible to elect to participate in the plan. Section 423 of the Code, however, prohibits participation by any employee who, upon exercise of his or her right, would own stock possessing five percent or more of the total combined voting power or value of all classes of our stock. For purposes of the foregoing, shares of stock that are subject to outstanding options or other vested or contingent rights to acquire the same are deemed to be owned by the participant. Substantially all of our over 17,000 employees as of February 27, 2004 were eligible to participate in the plan.

      Shares Covered. The aggregate number of shares of class A common stock that may be issued under the plan is 20,000,000, assuming stockholder approval of the amended and restated plan at the annual meeting. Those shares may be newly issued shares or shares held in treasury or a combination thereof, subject to adjustment in the event of stock dividends, stock splits, combinations of shares or other changes in our capital structure.

      Terms of Rights. The price per share payable upon exercise of rights granted under the plan is an amount equal to 85 percent of the lesser of (i) the fair market value of a share of class A common stock on the date of grant or (ii) the fair market value of a share of class A common stock on the date of exercise. For purposes of the plan, “fair market value” means the closing price of the class A common stock on the Nasdaq National Market on the last trading date preceding the date of the grant or the date of exercise, as the case may be. The closing price of the class A common stock on the Nasdaq National Market on March 31, 2004, was $24.66.

      The purchase price is payable by the participant on the date of exercise with funds accumulated through payroll withholding over the applicable term of the right or, at the discretion of the compensation committee of our board of directors, with funds paid to us by the participant in a lump sum on or before the date of exercise. A participant may elect to have not less than 1 percent and not more than 10 percent of his or her “basic compensation,” which includes base salary and any commissions paid pursuant to an ongoing sales incentive compensation program but does not include cash bonuses or any form of noncash compensation, withheld from payroll and applied to the purchase of class A common stock upon the exercise of rights granted under the plan.

      The maximum number of shares of class A common stock that a participant may purchase upon exercise of a right granted under the plan is equal to 10 percent of his or her basic compensation divided by an amount equal to 85 percent of the lesser of (i) the fair market value of a share of class A common stock on the date of grant or (ii) the fair market value of a share of common stock on the date of exercise, subject to further limitations imposed by Section 423 of the Code. Section 423 of the Code provides that, among other things, the right of a participant to purchase stock under all “employee stock purchase plans” (as defined in Section 423 of the Code) of a corporation and its subsidiaries may not accrue at a rate that exceeds $25,000 of fair market value (determined at the time of grant) for each calendar year in which the right is outstanding at any time.

      Rights granted under the plan may have terms of not less than three months and not more than one year, as determined by the compensation committee in its sole discretion, provided that all rights granted pursuant to any particular offering under the plan must have the same term for all participants. The first day of the relevant term of a right granted under the plan is the grant date with respect to such right, and the date of exercise of a right granted under the plan is the last day of its term. No right granted under the plan may be transferred by the participant.

      Administration. The plan is administered by the compensation committee, which may establish such policies or procedures and adopt such rules for the operation and administration of the plan as it deems appropriate. As permitted by the plan, we have engaged the services of a professional plan administrator, on terms and conditions deemed appropriate by the compensation committee, for the purposes of establishing and maintaining custodial accounts and holding shares of class A common stock acquired by employees upon the exercise of rights granted under the plan and otherwise operating the plan. The compensation committee has, among other things, the authority to (i) determine, within the parameters described above imposed by the plan, the length of the terms of rights granted under the plan and (ii) make such adjustments in the aggregate number of shares of class A common stock that may be issued and sold upon the exercise of rights granted under the plan and the number of shares of class A common stock covered by, and the purchase price per share payable upon exercise of, outstanding rights granted under the plan as the compensation committee may deem appropriate in order to prevent the dilution or expansion of the rights of participants in the event of a stock dividend, stock split, combination of shares or other change in the capital structure or in the event of any merger, consolidation or similar corporate transactions involving us. The compensation committee also has the authority to fix a maximum number of shares of class A common stock that may be issued or transferred upon the exercise of rights granted pursuant to any particular offering under the plan. The compensation committee also has the authority to promulgate terms and conditions (to the extent not inconsistent with the terms and conditions prescribed in the plan) applicable to grants made under the plan, including, without limitation, holding periods for shares of class A common stock purchased upon the exercise of a right granted under the plan beyond those required to obtain favorable tax treatment under Section 423 of the Code and sanctions for failing to comply with the terms and conditions applicable to particular grants (in addition to those otherwise imposed by law or the terms of the plan).

      Term and Termination; Amendment. The plan will terminate on March 26, 2014, the tenth anniversary of the adoption of the amended and restated plan by the board of directors, unless sooner terminated by the board, and no rights will thereafter be granted thereunder. The plan may be amended from time to time by our board of directors, but without further approval by our stockholders, no such amendment may (i) increase the aggregate number of shares of class A common stock covered by the plan, except for adjustments to reflect the effects of stock dividends, stock splits, combinations of shares or other changes in our capital structure, (ii) permit the granting of rights under the plan to persons other than our employees and employees of our designated subsidiaries who are customarily employed for more than 20 hours per week, (iii) cause rights granted under the plan to fail to satisfy any of the conditions of Section 423 of the Code or (iv) cause Rule 16b-3 under Section 16(b) of the Exchange Act (or any successor rule to the same effect) to cease to be applicable to the plan.

New Stock Purchase Plan Benefits

      Since participation in the plan is entirely voluntary on the part of eligible employees, the benefits that will be received by any individual executive or employee or any group of those persons are not determinable.

Federal Income Tax Consequences

      The following is a brief summary of certain federal income tax consequences of certain transactions under the plan based on federal income tax laws in effect on January 1, 2004. This summary is not intended to be exhaustive and does not describe state or local tax consequences. The federal income tax consequences applicable to our employees and us with respect to rights granted under the plan are determined, in general, under Sections 421 and

423 of the Code. A right granted under the plan will not result in any taxable income to the participant when it is granted or exercised. If the stock acquired upon exercise is held more than two years from the date of grant of the right and more than one year from the date of the transfer of the stock to the participant pursuant to the exercise of the right, the participant will be taxed on the sale of such stock at long-term capital gains rates, except to the extent that the participant realizes ordinary income under Section 423(c) of the Code in an amount equal to the lesser of (i) the excess of the fair market value of the stock at the time of its disposition over the purchase price paid by the participant or (ii) the excess of the fair market value of the stock at the time the right was granted over the purchase price, computed as if the right had been exercised at that time.

      If an employee should die owning stock acquired under the plan, he or she will be deemed to have disposed of his or her shares on the date of his or her death and will realize ordinary income to the extent of the ordinary income component described in the preceding paragraph, but no capital gain will result until the time of a subsequent sale of the stock.

      If stock acquired under the plan is sold, exchanged or otherwise disposed of before the end of the required holding periods described above, the participant will usually realize ordinary income at the time of disposition equal to the excess of the amount received on disposition over the purchase price paid by the participant. To the extent that a participant realizes ordinary income in the circumstances described in the preceding sentence, we or our subsidiary would be entitled to a corresponding deduction in the year in which the disposition occurs, provided that, among other things, such income meets the test of reasonableness, is an ordinary and necessary business expense and is not subject to the annual compensation limitation set forth in Section 162(m) of the Code. Otherwise, no deduction is allowable to us or our subsidiary with respect to rights granted under the plan.

      Our board of directors recommends a vote “FOR” approval of the Nextel Communications, Inc. Amended and Restated Associate Stock Purchase Plan.

Equity Compensation Plan Information

      The following table sets forth, as of December 31, 2003, information regarding securities authorized for issuance under all of our equity compensation plans.

			Number of securities
			remaining available for
	Number of securities to be		future issuance under
	issued upon exercise of	Weighted-average exercise	equity compensation plans
	outstanding options,	price of outstanding options,	(excluding securities
	warrants and rights	warrants and rights	reflected in column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	89,374,037	$21.06	35,142,818
Equity compensation plans not approved by security holders	1,068 (1)	11.55	N/A

Total	89,375,105		35,142,818

(1)	These shares are issuable under an equity compensation plan assumed in connection with our acquisition of Dial Page, Inc. in 1996.

AUDIT COMMITTEE REPORT

      The board of directors has adopted a written audit committee charter, a current copy of which is available to stockholders on our website at http://www.nextel.com in the “Corporate Governance” section of the “About Nextel” tab. All of the current members of the audit committee are independent, as independence for audit committee members is defined by the Nasdaq Marketplace Rules.

      The audit committee has reviewed and discussed with our management and Deloitte & Touche, our independent auditors, our audited financial statements contained in our annual report on Form 10-K for 2003. The audit committee has also discussed with our independent auditors the matters required to be discussed pursuant to Statement on Auditing Standards, or SAS, No. 61, “Communication with Audit Committees,” as amended by SAS No. 84 and SAS No. 90, and Rule 2-07, Communication with Audit Committees, of Securities and Exchange Commission Regulation S-X.

      The audit committee has received and reviewed the written disclosures and the letter from Deloitte & Touche required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with Deloitte & Touche their independence.

      Based on the review and discussions referred to above, the audit committee recommended to our board of directors that the audited financial statements be included in our annual report on Form 10-K for 2003 filed with the Securities and Exchange Commission.

The Audit Committee

William E. Conway, Jr., Chairman
Frank M. Drendel
V. Janet Hill
Stephanie M. Shern

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The compensation committee believes that the compensation levels of our executive officers, who provide leadership and strategic direction for us, should consist of (1) base salaries that are commensurate with executives of other comparable telecommunications companies, (2) cash bonuses based on achievement of objectives set by the compensation committee for our Vice Chairman and our President and Chief Executive Officer, and set by our President and Chief Executive Officer in consultation with the compensation committee for our other executive officers, and (3) long term incentive compensation, which may consist of both cash and deferred stock, as described more fully below. The compensation committee also believes that it is important to provide our executive officers with significant equity-based incentive compensation, which increases in value in direct correlation with improvement in the performance of our class A common stock, thereby aligning management’s interests with those of our stockholders.

      The compensation committee considers the following factors, ranked in order of importance, when determining compensation of our executive officers:

1.	our performance, measured by attainment of specific strategic objectives and operating results;

2.	the individual performance of each executive officer, including the achievement of identified goals by the executive or his or her functional group; and

3.	historical cash and equity compensation levels.

      Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a publicly-held company for compensation in excess of $1 million paid to its chief executive officer and its four other most highly compensated executive officers, unless the plan and awards under which any portion of the compensation is paid meet specified requirements. Neither our incentive equity plan nor our long term incentive plan meets those requirements, and the compensation committee has determined that meeting these requirements may not necessarily be in our best interest. Accordingly, the compensation committee has decided not to recommend any amendment to our incentive equity plan or our long term incentive plan to satisfy those requirements at this time.

Cash Compensation

      The salaries of some of our executive officers were initially set by their respective employment agreements, which provide that we may increase their base salary throughout the term or any renewal term of their employment agreement. As stated above, the compensation of executive officers is also based in part upon individual performance and comparative industry compensation levels. Early in each year, a performance plan is established. Each annual performance plan establishes overall goals we wish to achieve. For 2003, the overall goals were to:

1.	meet operating cash flow, revenue, expense, and other budgetary targets;

2.	meet targets relating to the addition and retention of subscribers on our network;

3.	meet targets relating to retention of our employees, employee training and development and employee satisfaction;

4.	meet subscriber satisfaction targets;

5.	expand and improve our network;

6.	continue, together with Motorola, as our equipment developer and supplier, to optimize the technology we use with respect to our network; and

7.	further differentiate our product offerings, in part by making available to our subscribers new data services to more fully address their mobile communications needs.

      The base salaries of each of our executive officers identified below were either set by, or determined by reference to, their employment agreements (see “Executive Compensation — Employment Agreements”) or, if they did not have an employment agreement, were determined by reference to officers’ salaries at similarly situated companies as established by a report prepared by an independent third party compensation consultant. Bonus compensation for these executive officers was determined based on a formula that ties a target bonus objective (which in most instances is established as a percentage of base salary) to the achievement of our overall corporate goals (most of which were met or exceeded in 2003). Under this formula, our executive officers’ bonus amounts could be greater or less than the target bonus objective based on our and the executives’ performance against those goals. On average, the compensation committee believes the cash compensation for our executive officers is comparable to industry salary and bonus levels.

      The compensation committee adopted a long-term incentive plan intended to reward key members of Nextel’s management for achieving specific performance goals relating to operating cash flow and net subscriber additions over a two-year period commencing January 1, 2002. Awards under the plan were set by the compensation committee for our President and Chief Executive Officer, and set by our President and Chief Executive Officer in consultation with the compensation committee for other participants. Under this plan, we made an interim payout in 2003 based on satisfaction of the performance goals for 2002 and a further payout was approved by the compensation committee and has been made in 2004 based on satisfaction of the performance goals for the period from January 1, 2002 to December 31, 2003. The compensation committee elected to pay 50% of this payout in cash and 50% in shares of deferred stock.

      The base salary of Timothy M. Donahue, our President and Chief Executive Officer, was based upon his historical compensation amounts as well as by reference to the report discussed above and, with respect to the period beginning on July 1, 2003, based on terms of the employment agreement between us and Mr. Donahue. Mr. Donahue’s bonus compensation of $2,760,000 and equity awards were based upon the achievement of most of the goals set forth above, as well as in recognition of his leadership, contributions and attraction and retention of key executive talent, taking into consideration Nextel’s accomplishments in the highly competitive telecommunications and technology industries. In addition, for 2003, Mr. Donahue received a $4,725,000 payout under our long term incentive plan, 50% of which was paid in cash and 50% of which was in the form of shares of deferred stock. Effective July 1, 2003, we entered into an employment agreement with Mr. Donahue. See “— Employment Agreements — Mr. Donahue.”

Equity Compensation

      The compensation committee administers and authorizes grants and awards to our executive officers made under our incentive equity plan. Periodically, the compensation committee authorizes grants of options to purchase class A common stock under our incentive equity plan to all employees who have been with us for a specified length of service. The compensation committee also authorizes awards for certain new employees as incentives to join us and awards for special recognition of existing employee achievements. In determining whether and in what amount to grant stock options or other equity compensation to our executive officers in 2003, the compensation committee considered the amount and date of vesting of currently outstanding incentive equity compensation granted previously to each of our executive officers. The compensation committee believes that continued grants of equity compensation to key executives is an important tool to retain and motivate exceptionally talented executives who are necessary to achieve our long term goals, especially at a time of significant growth and competition in the wireless communications industry.

      During 2003, the compensation committee granted equity compensation to all our executive officers named in the Summary Compensation Table below and approved grants of equity compensation to other of our executive officers, consistent with the compensation committee’s overall policy of granting equity compensation to key executives and to our employees in general.

The Compensation Committee

Frank M. Drendel, Chairman
William E. Conway, Jr.
V. Janet Hill

EXECUTIVE COMPENSATION

      The table below summarizes the compensation for the years indicated of our Chief Executive Officer and each of our four other most highly compensated executive officers during 2003 as well as a former executive officer, collectively referred to as the “named executive officers.”

Summary Compensation Table

						Long-Term Compensation

		Annual Compensation				Awards			Payouts

				Other		Restricted		Securities
				Annual		Stock		Underlying			All Other
Name and		Salary	Bonus	Compensation		Awards		Options	LTIP		Compensation
Principal Position	Year	($)	($)	($)(1)		($)(2)		(#)	Payouts		($)(3)

Timothy M. Donahue	2003	938,461	2,760,000	—		17,900,000	(8)	400,000	4,725,000	(14)	8,000
President and Chief	2002	697,115	1,500,000	24,156		—		2,000,000	675,000		7,070
Executive Officer	2001	511,308	695,625	95,510		—		1,000,000	—		6,800
Thomas N. Kelly, Jr.	2003	588,846	1,204,000	—		615,500	(9)	405,000	1,417,500	(14)	8,000
Executive Vice President	2002	464,631	473,813	—		—		245,000	202,500		6,863
and Chief Operating Officer	2001	385,659	337,875	14,312		—		170,000	—		6,800
Paul N. Saleh	2003	516,769	1,056,800	69,295	(4)	615,500	(10)	105,000	1,653,750	(14)	—
Executive Vice President	2002	495,994	765,000	177,990	(5)	700,000	(11)	350,000	236,250		—
and Chief Financial Officer	2001	154,984	503,500	80,898	(6)	509,000	(12)	515,000	—		—
Barry J. West	2003	361,739	401,856	27,356	(7)	—		105,000	1,417,500	(14)	—
Executive Vice President	2002	342,696	279,300	24,000	(7)	—		235,000	202,500		—
and Chief Technology Officer	2001	311,117	200,024	12,628	(7)	—		124,396	—		—
Leonard J. Kennedy	2003	413,415	574,080	—		—		70,000	1,181,250	(14)	8,000
Senior Vice President	2002	395,545	399,000	—		—		170,000	168,750		7,458
and General Counsel	2001	372,355	198,750	—		578,250	(13)	165,000	—		5,019
Morgan E. O’Brien	2003	444,769	956,800	—		—		90,000	2,100,000	(14)	2,088,000	(15)
Vice Chairman	2002	485,401	665,000	12,748		—		245,000	300,000		8,000
of the Board	2001	427,972	458,588	713		—		145,000	—		6,800

(1)	“Other Annual Compensation” is comprised of the value of the named executive officers’ use of corporate aviation services, except as otherwise indicated.

(2)	Values of the stock awards are determined by multiplying the number of shares granted times the closing price of our class A common stock on the date of the award.

(3)	“All Other Compensation” in 2003 is comprised of our contributions to our 401(k) plan on behalf of the named executive officers, except as otherwise indicated.

(4)	Includes $68,757 relating to loan forgiveness and imputed interest.

(5)	Represents $79,715 in allowances for relocation expenses, $73,756 relating to loan forgiveness and imputed interest and $24,519 in value for his use of corporate aviation services.

(6)	Represents $53,529 allowance for relocation expenses, $19,107 relating to loan forgiveness and imputed interest and $8,262 in value for his use of corporate aviation services.

(7)	Represents allowances for housing expenses, and, for 2001, also includes $2,128 for use of corporate aviation services.

(8)	On August 11, 2003, Mr. Donahue was granted 1,000,000 deferred shares, which vest ratably on each of the first three anniversaries of the July 1, 2003 effective date of his employment agreement. The value of the unvested shares covered by Mr. Donahue’s deferred stock award as of December 31, 2003 was $28,060,000 (1,000,000 shares times $28.06).

(9)	On February 13, 2003, Mr. Kelly was granted 50,000 deferred shares, which vest ratably on each of the first two anniversaries of the grant date. The value of the unvested shares covered by Mr. Kelly’s deferred stock award as of December 31, 2003 was $1,403,000 (50,000 shares times $28.06).

(10)	On February 13, 2003, Mr. Saleh was granted 50,000 deferred shares, which vest ratably on each of the first two anniversaries of the grant date. The value of the unvested shares covered by Mr. Saleh’s deferred stock award as of December 31, 2003 was $1,403,000 (50,000 shares times $28.06).

(11)	On September 19, 2002, Mr. Saleh was granted 100,000 deferred shares, which vest ratably on each of the first two anniversaries of the grant date. The value of the unvested shares covered by Mr. Saleh’s deferred stock award as of December 31, 2003 was $1,403,000 (50,000 shares times $28.06).

(12)	On September 5, 2001, Mr. Saleh was granted 50,000 deferred shares, which vest ratably on each of the first three anniversaries of the grant date. The value of the unvested shares covered by Mr. Saleh’s deferred stock award as of December 31, 2003 was $467,676 (16,667 shares times $28.06).

(13)	On January 2, 2001, Mr. Kennedy received 25,000 deferred shares, which vest ratably on each of the first three anniversaries of the grant date. The value of the unvested shares covered by Mr. Kennedy’s deferred stock award as of December 31, 2003 was $233,824 (8,333 shares times $28.06).

(14)	Pursuant to the long-term incentive plan, the compensation committee elected to pay 50% of this payout in cash and 50% in shares of deferred stock, half of which vests on June 30, 2004 and the other half of which vests on December 31, 2004.

(15)	Includes $2,080,000 pursuant to a resignation and non-competition agreement between us and Mr. O’Brien, $66,000 of which was paid in 2003 and the remainder of which will be paid over a period of two years. See “— Employment Agreements — Other Named Executive Officers.” Also includes $8,000 contributed under our 401(k) plan.

2003 OPTION GRANTS

      The table below sets forth information about options to purchase our class A common stock that were granted in 2003 to the named executive officers.

Option Grants in Last Fiscal Year

			Individual Grants

	Number of		Percent of
	Securities		Total Options	Exercise		Grant Date
	Underlying		Granted to	or Base		Present
	Options		Employees	Price	Expiration	Value
Name	Granted(#)		in 2003	($/Share)	Date	($)(1)

Timothy M. Donahue	400,000	(2)	1.94%	12.31	2/13/13	3,293,339
Thomas N. Kelly, Jr	360,000	(2)	1.75%	12.31	2/13/13	2,964,005
	15,000	(3)	0.07%	14.99	5/30/13	150,418
	15,000	(4)	0.07%	19.33	8/29/13	197,098
	15,000	(5)	0.07%	25.33	11/28/13	255,423
Paul N. Saleh	60,000	(2)	0.29%	12.31	2/13/13	494,001
	15,000	(3)	0.07%	14.99	5/30/13	150,418
	15,000	(4)	0.07%	19.33	8/29/13	197,098
	15,000	(5)	0.07%	25.33	11/28/13	255,423
Barry J. West	60,000	(2)	0.29%	12.31	02/13/13	494,001
	15,000	(3)	0.07%	14.99	05/30/13	150,418
	15,000	(4)	0.07%	19.33	08/29/13	197,098
	15,000	(5)	0.07%	25.33	11/28/13	255,423
Leonard J. Kennedy	40,000	(2)	0.19%	12.31	2/13/13	329,334
	10,000	(3)	0.05%	14.99	5/30/13	100,278
	10,000	(4)	0.05%	19.33	8/29/13	131,399
	10,000	(5)	0.05%	25.33	11/28/13	170,282
Morgan E. O’Brien	60,000	(2)	0.29%	12.31	2/13/13	494,001
	15,000	(3)	0.07%	14.99	5/30/13	150,418
	15,000	(4)	0.07%	19.33	8/29/13	197,098

1.	The fair market value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the assumptions below.

	Expected Stock	Risk-free	Expected	Expected
Date	Price Volatility	Interest Rate	Life in Years	Dividend Yield

2/13/03	82.50%	2.89%	5	0.00%
5/30/03	83.40%	2.33%	5	0.00%
8/29/03	83.70%	3.43%	5	0.00%
11/28/03	82.30%	3.42%	5	0.00%

2.	These options were granted on February 13, 2003 and vest in equal monthly installments over a four-year period from the date of grant.

3.	These options were granted on May 30, 2003 and vest in equal monthly installments over a four-year period from the date of grant.

4.	These options were granted on August 29, 2003 and vest in equal monthly installments over a four-year period from the date of grant.

5.	These options were granted on November 28, 2003 and vest in equal monthly installments over a four-year period from the date of grant.

      Our stock options are nontransferable, except to family members or by will, or as otherwise provided in our incentive equity plan. The actual value of the stock options that an employee may realize, if any, will depend on the excess of the market price on the date of exercise over the exercise price.

2003 OPTION EXERCISES AND YEAR-END VALUES

      The table below lists information concerning the exercise by the named executive officers of options to purchase our class A common stock during 2003 and the unexercised options to purchase our class A common stock held by the named executive officers as of December 31, 2003.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options at Fiscal		In-the-Money Options at
			Year-End (#)		Fiscal Year-End ($)(1)
	Shares Acquired	Value
Name	on Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Timothy M. Donahue	—	—	3,211,079	1,688,921	47,495,859	30,618,829
Thomas N. Kelly, Jr.	348,838	2,786,527	344,799	541,863	1,803,996	8,166,131
Paul N. Saleh	—	—	516,530	453,470	9,983,142	8,511,558
Barry J. West	—	—	492,656	278,112	5,996,314	4,179,063
Leonard J. Kennedy	34,019	324,810	154,870	193,111	1,546,044	3,097,263
Morgan E. O’Brien	524,691	5,752,126	463,604	294,205	3,771,777	4,360,784

(1)	The value of the in-the-money options is based on the closing price of our class A common stock as reported by the Nasdaq National Market on December 31, 2003 ($28.06), less the total exercise price, multiplied by the total number of shares underlying the options.

EMPLOYMENT AGREEMENTS

Mr. Donahue

      In 1996, we entered into an employment agreement with Mr. Donahue that provided the terms of his employment until July 1, 2003, at which time we entered into a new employment agreement with Mr. Donahue with an initial term of three years. On the third anniversary of the effective date, and on each subsequent anniversary of the date of the agreement, the employment term shall be extended for an additional year unless twelve months prior thereto either party gives the other notice of non-renewal.

      Mr. Donahue’s employment agreement currently provides for an annual salary of $1,000,000, which may be increased by our compensation committee but may not be decreased, a minimum annual target bonus equal to 150% of his base salary, and a minimum target award under our long-term incentive plan of $2,700,000. Under the agreement, in August 2003, we granted Mr. Donahue 1,000,000 shares of deferred stock, one-third of which vest and become nonforfeitable on each of the first three anniversaries of the effective date of the agreement. Under the agreement, Mr. Donahue also is entitled to be granted an option to purchase 250,000 shares of our class A common stock in 2004, which will vest over two years from the date of grant, the second half of which will vest no later than June 30, 2006, and an option to purchase 250,000 shares of our class A common stock in 2005, which will vest one year from the date of grant, but no later than June 30, 2006. In addition, Mr. Donahue is entitled to participate in incentive plans and to other benefits generally available to our other senior executives.

      In the event of Mr. Donahue’s death or permanent disability during the employment term, we will pay an amount equal to Mr. Donahue’s existing base salary for a period of twelve months and a pro rata portion of his bonus and long-term incentive awards, will make all benefit payments on his behalf for a period of twelve months (in the event of disability) and the vesting of his incentive equity awards will be accelerated. In the event Mr. Donahue is terminated without cause (as defined in the agreement) or terminates his employment for good reason (as defined in the agreement), then we will pay Mr. Donahue an amount equal to his then-current base salary, bonus and benefits for a period of two years and his target award under our long-term incentive plan, and his options and deferred share grants will vest. Mr. Donahue is subject to specific confidentiality and non-competition restrictions during his employment term and for a period of two years after the termination of his employment term.

Mr. Saleh

      We entered into an employment agreement with Mr. Saleh in August 2001, which provides for an annual salary of $475,000, which may be increased by our board of directors but may not be decreased. The agreement also provided for:

1.	a minimum bonus attributable to 2001 of $475,000;

2.	the grant of options to purchase 500,000 shares of class A common stock that vest 20% upon grant and then monthly over a four-year term;

3.	the grant of 50,000 deferred shares vesting annually over a three-year term; and

4.	reimbursement for relocation expenses.

      The 2001 agreement also provided for a $200,000 interest free loan, which will be forgiven on a pro rata quarterly basis over a three-year period, unless Mr. Saleh terminates his employment with Nextel. The employment agreement with Mr. Saleh further provides that in the event of separation from Nextel under certain circumstances in the first three years of his employment, we will pay an amount equal to Mr. Saleh’s then-current base salary, bonus and benefits for a period of two years. Thereafter, Mr. Saleh would receive the amounts called for under our severance benefits plan. Under the agreement, Mr. Saleh also is subject to specific confidentiality and non-competition restrictions during his employment term and for a period of two years after the termination of his employment term.

      In April 2004, we entered into a new employment agreement with Mr. Saleh, the terms of which are summarized below.

Mr. Kennedy

      We entered into an employment agreement with Mr. Kennedy effective January 1, 2001 that provides for his employment for an initial term ending December 31, 2003 and continuing after that date unless terminated upon 30 days notice and for an annual base salary of $375,000, which can be increased by our board of directors but which may not be decreased. The agreement also provides for:

1.	a commencement bonus of $187,500 which was paid in 2001;

2.	the grant in January 2001 of options to purchase 75,000 shares of class A common stock that vest 25% on the first anniversary of the grant and then monthly over a three-year term and the grant in February 2001 of options to purchase at least an additional 50,000 shares that vest 25% upon grant and then monthly over a four-year term; and

3.	the grant in January 2001 of 25,000 deferred shares vesting annually over a three-year term.

      In addition, to the extent Mr. Kennedy is awarded an annual bonus, his target bonus equals 50% of his base salary, which can be increased by our board of directors but which may not be decreased. Further, the agreement contains a two-year non-competition covenant. However, in the event Mr. Kennedy is terminated without cause (as defined in the agreement) or terminates his employment for good reason (as defined in the agreement), then generally the non-competition covenant will be reduced to a one-year term and he will be entitled to an amount equal to his base salary and target bonus for one year and his options and deferred share grants described above will vest. In either of those circumstances or in the event of a constructive termination (as defined in the agreement) following a change of control (as defined in our incentive equity plan), then all options granted to Mr. Kennedy will vest. Lastly, in the event of Mr. Kennedy’s disability, we will pay an amount equal to his base salary for one year and continue to provide his benefits and his options will vest and remain exercisable for one year unless terminated earlier in accordance with their terms.

      In April 2004, we entered into a new employment agreement with Mr. Kennedy, the terms of which are summarized below.

Other Named Executive Officers

      On November 11, 2003, we entered into a resignation and non-competition agreement with Mr. O’Brien. Under the terms of this agreement, Mr. O’Brien will continue to serve as our Vice Chairman until the 2006 annual meeting of stockholders. In addition, for a period of two years, Mr. O’Brien will receive periodic payments equal to his $520,000 annual base salary in effect as of his resignation date and will be entitled to continue to participate in our health care plans, on the same basis as our other senior executives. The agreement also provides that he will receive full payment of any bonus award for the bonus year ending December 31, 2003 and a $520,000 bonus award for each of 2004 and 2005, and full payment of any remaining target award opportunity under our long-term incentive plan effective for the years 2002 and 2003. In addition, the agreement provides that most options to purchase shares of our class A common stock will remain outstanding and continue to vest during the remainder of Mr. O’Brien’s current term as a member of our board of directors or, in the event of his death prior thereto, will vest immediately. In addition, in the event that we treat any portion of the payments or benefits under the agreement as an “excess parachute payment” within the meaning of Section 280G of the Code and such payment or benefit would be subject to an excise tax, we will pay Mr. O’Brien an amount equal to such tax. Under the agreement, Mr. O’Brien is subject to specific confidentiality, non-competition and non-solicitation restrictions for a period at least two years from the effective date of the agreement.

      In April 2004, we entered into employment agreements with Messrs. Kelly, Saleh, West and Kennedy, each with a term of three years. On the third anniversary of the effective date, and on each subsequent anniversary, the employment term shall be extended for an additional year unless twelve months prior thereto either party gives the other notice of nonrenewal. The agreements provide for the following compensation:

	Current	Minimum Annual Target Bonus
Name	Base Salary	(as a percentage of salary)	Deferred Share Awards

Thomas N. Kelly, Jr.	$600,000	100%	200,000
Paul N. Saleh	$520,000	100%	200,000
Barry J. West	$364,000	60%	90,000
Leonard J. Kennedy	$416,000	75%	60,000

      Under the terms of each agreement, each executive’s current base salary may be increased by our compensation committee but may not be decreased. Under each agreement, the awards of shares of deferred stock will vest over various periods such that all awards shall be fully vested on the third anniversary of each applicable agreement. Each agreement provides that, upon a change of control (as defined in our incentive equity plan), any unawarded deferred shares under such agreement shall be made and the unvested portions of all deferred share awards under the agreement shall become fully vested. Under each agreement, each applicable executive also is entitled to participate in our long-term incentive plan.

      Under the terms of each agreement, in the event of the death or permanent disability of the executive during his employment term, we will pay such executive an amount equal to his existing annual base salary and a pro rata portion of such executive’s bonus and long-term incentive awards, will make all benefit payments on his behalf for a period of twelve months (in the event of disability) and the vesting of certain of his incentive equity awards will be accelerated. Each agreement also provides that, in the event the executive is terminated without cause (as defined in the agreement) or terminates his employment for good reason (as defined in the agreement), then we will pay such executive an amount equal to his then-current base salary, bonus and benefits for a period of two years (or one year in the event of good reason termination due to relocation) and at least a pro rata portion of his minimum target award under our long-term incentive plan, his options and deferred share grants will vest, and he will receive certain outplacement services (except in the event of a good reason termination due to relocation). Under the terms of each agreement, each executive is subject to specific confidentiality and non-competition restrictions during his employment term and for a period of two years after the termination of his employment term.

Severance Benefits

      In 2003, each of our named executive officers participated in our severance benefits plan. Under this plan, in the event of a specified involuntary separation of employment that is intended to be permanent, as defined in the plan, each executive officer would receive severance pay equal to nine months annual earnings, as defined in the plan, plus one month of annual earnings for each full or partial year of service to us, up to a maximum of 12 months annual earnings. In addition, these executives would receive a payment equal to any annual bonus payment that is unpaid for the previous fiscal year and an additional payment equal to the prorated portion of the annual bonus payment for the period ending on that executive’s termination. Certain restrictions apply to receiving such specified payments including completion of a release of claims. For years subsequent to 2003, under the terms of each named executive’s employment agreement described above, amounts paid by us under such agreement in the event that we terminate such executive without cause or such executive resigns for good reason are in full satisfaction of any amounts to which such executive may be entitled to under our severance benefits plan.

Change of Control Retention Bonus and Severance Pay Plan

      Each of our named executive officers participates in our change of control retention bonus and severance pay plan. Under this plan, in the event of a change of control of Nextel (as defined in the plan), each executive officer will receive a retention bonus if he continues his employment with us through the closing of the change of control transaction and the one-year period after the closing, or if we terminate his employment without cause (as defined in the plan) before the closing or before the end of this one-year period. The amount of the retention bonus for the named executive officers is 150% of the base salary and target bonus for the year in which the transaction occurs. In addition, if we terminate an executive officer’s employment without cause (as defined in the plan) within one year after a change of control of Nextel, or the executive officer terminates his employment during this period for good reason (as defined in the plan), then that executive officer will receive an amount equal to 200% of that individual’s base salary and 200% of that individual’s target bonus for the year, and the individual’s insurance and medical benefits will be continued for two years from termination. For years subsequent to 2003, under the terms of each named executive’s employment agreement described above, to the extent there is a change of control of Nextel, severance compensation and benefits payable under the employment agreements will be reduced dollar for dollar (but not below zero) by any severance compensation and benefits (but not retention bonuses) payable under the change of control plan.

SECURITIES OWNERSHIP

      The table below lists, as of March 15, 2004, the amount and percentage of shares of each class of our capital stock that are deemed under the rules of the Securities and Exchange Commission to be “beneficially owned” by (1) each of our current directors, (2) each of our named executive officers, (3) all of our directors and executive officers as a group and (4) each person or group known by us to beneficially own more than 5% of each class of our common stock, as indicated in the table. Under the rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of a security if that person, directly or indirectly, has or shares the power to vote or direct the voting of that security or the power to dispose or direct the disposition of that security. A person is also deemed to be a beneficial owner of a security if that person has the right to acquire beneficial ownership of that security within 60 days of March 15, 2004. Accordingly, more than one person may be deemed to be a beneficial owner of the same security. Unless otherwise specified, the persons indicated have sole voting and investment power over the securities shown.

		Amount and Nature
	Title of Class of	of Beneficial		Approximate %
Name of Beneficial Owner	Nextel Capital Stock	Ownership		of Class

Keith J. Bane	Class A common stock	—	(1)	*
William E. Conway, Jr.	Class A common stock	1,323,930	(2)	*
Timothy M. Donahue	Class A common stock	4,270,016	(3)	*
Frank M. Drendel	Class A common stock	191,247	(4)	*
V. Janet Hill	Class A common stock	98,896	(5)	*
William E. Kennard	Class A common stock	65,302	(6)	*
Morgan E. O’Brien	Class A common stock	1,117,724	(7)	*
Stephanie M. Shern	Class A common stock	10,000	(8)	*
Thomas N. Kelly, Jr.	Class A common stock	282,026	(9)	*
Paul N. Saleh	Class A common stock	739,017	(10)	*
Barry J. West	Class A common stock	532,009	(11)	*
Leonard J. Kennedy	Class A common stock	153,388	(12)	*
All directors and executive officers as a group (14 persons)	Class A common stock	9,067,192	(13)	*
5% Stockholders (not listed above):
Motorola, Inc.	Class A common stock	83,190,768	(14)	7.5%	(15)
1303 East Algonquin Road	Class B common stock	35,660,000		100%
Schaumburg, Illinois 60196.
FMR Corp.
83 Devonshire Street	Class A common stock	115,273,479	(16)	10.7%
Boston, Massachusetts 02109
Legg Mason
100 Light Street	Class A common stock	95,606,328	(17)	8.9%
Baltimore, Maryland 21202
Wellington Management Company, LLP
75 State Street	Class A common stock	57,584,904	(18)	5.4%
Boston, Massachusetts 02109

*	Less than one percent (1%).

(1)	Effective January 1, 2004, Mr. Bane resigned from his board seat to which he was appointed pursuant to nomination rights of Motorola, and our board of directors elected him to fill a vacant board seat that is not subject to Motorola’s board nomination rights. With the change in status of Mr. Bane’s directorship, he is now eligible to receive compensation to which our non-affiliate directors are entitled. See “— Director Compensation.” In connection therewith, on February 27, 2004, Mr. Bane was granted an option to purchase 2,500 shares of our class A common stock.

(2)	Includes 611,497 shares of class A common stock obtainable upon exercise of options.

(3)	Includes 3,608,016 shares of class A common stock obtainable upon exercise of options.

(4)	Includes 124,247 shares of class A common stock obtainable upon exercise of options.

(5)	Includes 94,996 shares of class A common stock obtainable upon exercise of options.

(6)	Represents shares of class A common stock obtainable upon exercise of options.

(7)	Includes 554,916 shares of class A common stock obtainable upon exercise of options.

(8)	Includes 5,000 shares of class A common stock obtainable upon exercise of options.

(9)	Includes 275,360 shares of class A common stock obtainable upon exercise of options.

(10)	Includes 610,084 shares of class A common stock obtainable upon exercise of options.

(11)	Includes 522,009 shares of class A common stock obtainable upon exercise of options.

(12)	Includes 150,637 shares of class A common stock obtainable upon exercise of options.

(13)	Includes 6,897,275 shares of class A common stock obtainable upon exercise of options.

(14)	Comprised of (a) 47,530,768 shares of class A common stock beneficially owned by Motorola and (b) 35,660,000 shares of class B nonvoting common stock beneficially owned by Motorola.

(15)	Assuming conversion of the class B nonvoting common stock held by Motorola into class A common stock.

(16)	According to the Schedule 13G filed on February 17, 2004 by FMR Corp., on behalf of itself, and certain of its subsidiaries, Edward C. Johnson 3rd and Abigail P. Johnson, includes 115,273,479 shares of class A common stock including shares attributable to the assumed conversion of various amounts of our convertible debt and preferred stock, and the reporting persons have sole voting power with respect to 19,831,538 shares and sole dispositive power with respect to all shares.

(17)	According to the Schedule 13G filed on February 17, 2004 by Legg Mason Funds Management, Inc., Legg Mason Capital Management, Inc. and Legg Mason Focus Capital, Inc., represents 67,207,403 shares of class A common stock as to which Legg Mason Funds Management, Inc. has shared voting and dispositive power, 28,355,500 shares of class A common stock as to which Legg Mason Capital Management, Inc. has shared voting and dispositive power, and 43,425 shares of class A common stock as to which Legg Mason Focus Capital, Inc. has shared voting and dispositive power.

(18)	According to Schedule 13G filed on February 12, 2004 by Wellington Management Company, LLP, it and its subsidiary, Wellington Trust Company, have shared voting power with respect to 49,943,267 of such shares and shared dispositive power with respect to all shares.

PERFORMANCE GRAPH

      The following graph compares the cumulative total stockholder return on our class A common stock for each year from December 31, 1998 through December 31, 2003 with the cumulative total stockholder return of companies comprising the Standard & Poor’s 500 Stock Index and the total stockholder return of a peer group of companies comprising the Nasdaq Telecommunications Index, which includes wireless telecommunications companies of comparable market capitalization traded on the Nasdaq Stock Market. We will provide stockholders a list of the companies included in the Nasdaq Telecommunications Index upon request. The graph was prepared by us with data provided by Research Data Group. The graph assumes an initial investment of $100 in our class A common stock on December 31, 1998 and reinvestment of all dividends.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG NEXTEL COMMUNICATIONS, INC. THE S&P 500 INDEX
AND THE NASDAQ TELECOMMUNICATIONS INDEX

	Cumulative

	12/98	12/99	12/00	12/01	12/02	12/03

NEXTEL COMMUNICATIONS, INC	100.00	436.51	209.52	92.78	97.78	237.54
S&P 500	100.00	121.04	110.02	96.95	75.52	97.18
NASDAQ TELECOMMUNICATIONS	100.00	246.46	111.68	70.94	47.81	84.77

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Motorola

      We purchase handsets and accessories and a substantial portion of our network equipment from Motorola, which owns about 7.5% of our common stock. We also pay Motorola for handset service and repair, transmitter and receiver site rent and training and are reimbursed for some costs we incur under various marketing and promotional arrangements. We paid Motorola $2.2 billion during 2003 for these goods and services and net payables to Motorola were $230 million at December 31, 2003.

NII Holdings

      NII Holdings, Inc., our former subsidiary, provides telecommunications services in selected Latin American markets. As of December 31, 2003, we owned about 18% of the outstanding common stock of NII Holdings.

      Under an overhead services agreement with NII Holdings, we provide certain administrative, engineering and technical, information technology and marketing services to NII Holdings. Fees under this agreement were $306,000 for 2003. Under roaming agreements with NII Holdings, we were charged $7 million during 2003 for our customers roaming on NII Holdings’ network, net of roaming revenues earned. We had a net receivable due from NII Holdings of $1 million as of December 31, 2003.

      In November 2003, we sold 3.0 million shares of NII Holdings common stock, which generated $209 million in net proceeds and a gain of $174 million. In addition, in February 2004, we tendered our $66 million of the NII Holdings 13% senior notes to NII Holdings in exchange for $77 million in cash.

      Mr. Donahue was a director of NII Holdings until March 2004.

Nextel Partners

      During 2003, we received $15 million for the sale of FCC licenses and network assets to Nextel Partners. In November 2003, Nextel Partners redeemed its 12% nonvoting mandatorily redeemable preferred stock that we held for $39 million.

      Under our roaming agreement with Nextel Partners, we were charged $51 million during 2003 for our customers roaming on Nextel Partners’ network, net of roaming revenues earned. We also provide telecommunications switching services to Nextel Partners under a switch sharing agreement, for which we earned $44 million in 2003. We charged Nextel Partners $11 million in 2003 for administrative services provided under a services agreement. We also earned $4 million in 2003 in royalty fees. We had a net receivable due from Nextel Partners of $16 million as of December 31, 2003.

      As of December 31, 2003, Mr. Donahue was a director of Nextel Partners, and we owned about 30% of the outstanding common stock of Nextel Partners.

Digital Radio and Eagle River

      In 1995, we, Digital Radio, L.L.C. and Mr. Craig O. McCaw entered into a securities purchase agreement and other related agreements by which Digital Radio made a significant equity investment in us. Concurrently with the execution of these agreements, we entered into a management support agreement with Eagle River, an affiliate of Digital Radio that is also controlled by Mr. McCaw, under which Eagle River provided management and consulting services to us and our board of directors from time to time as requested until the agreement was terminated in March 2003.

      In consideration of the services to be provided to us under the management support agreement, we agreed to reimburse Eagle River for all out-of-pocket costs, plus up to $200,000 per year for all allocable overhead costs reasonably incurred by Eagle River in connection with the performance of its obligations under the management support agreement. In 2003, we incurred costs of about $86,000 under the management support agreement.

      Until December 1, 2003, Mr. Weibling served as vice chairman of Eagle River.

Other Related Party Transactions

      During 2003, one of our executive officers served as a member of the board of directors of RadioFrame Networks, Inc. at our request pursuant to our right to nominate a member of the board that we were granted in connection with investments by us in RadioFrame. We paid RadioFrame $9 million during 2003 for network equipment and software. We had amounts payable to RadioFrame outstanding of about $1 million as of December 31, 2003.

Loan Transaction

      In connection with the commencement of his initial employment with us in August 2001, we provided Mr. Saleh with a $200,000 interest free loan. Since that time, in accordance with its initial terms, we have forgiven $150,000 in principal amount of this loan, including $66,667 in 2003. The principal balance of this loan at December 31, 2003 was $50,000. This loan was part of a compensation package designed to induce Mr. Saleh to join us and to provide an incentive for him to remain in our employment.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the Securities and Exchange Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of our equity securities. Reports received by us indicate that the following persons failed to file on a timely basis a report of a change in beneficial ownership of our equity securities: Thomas N. Kelly, Jr., with respect to the grant of an option to purchase shares of our common stock; and Dennis M. Weibling, with respect to the redemption of shares of our preferred stock.

      Based solely upon a review of Forms 3, Forms 4 and Forms 5 furnished to us under Rule 16a-3(e) during 2003, and written representations of our directors and executive officers that no Forms 5 were required to be filed, we believe that, except as specified in the preceding paragraph, all directors, executive officers and beneficial owners of more than 10% of our class A common stock have filed with the Securities and Exchange Commission on a timely basis all reports required to be filed under Section 16(a) of the Securities Exchange Act.

Cost of Solicitation of Proxies

      We will pay the cost of soliciting proxies. We have hired Georgeson Shareholder Communications, Inc. to help us send out the proxy materials and ask for proxies. Georgeson’s fee for this service is $9,000 plus expenses. In addition to solicitation by mail, we may ask for proxies by telephone, telecopy, via the Internet or in person. We will also arrange with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to their principals, and we will reimburse them for their expenses in doing so. Officers and other of our employees, as yet undesignated, may also request the return of proxies by telephone, telecopy, via the Internet or in person. Additional copies of the 2003 annual report to stockholders, which was distributed to you with this proxy statement, are available upon request. To obtain additional copies of the 2003 annual report to stockholders, please contact our Investor Relations Department at 703-433-4300.

Stockholder Proposals

      Proposals by stockholders intended to be presented at the 2005 annual meeting must be forwarded in writing and received at our principal executive office at 2001 Edmund Halley Drive, Reston, Virginia 20191 no later than December 3, 2004, directed to the attention of our Corporate Secretary, for consideration for inclusion in our proxy statement for that annual meeting. Moreover, with respect to any proposal by a stockholder not seeking to have a proposal included in our proxy statement but seeking to have a proposal considered at the 2005 annual meeting, if that stockholder fails to notify our Corporate Secretary in the manner set forth above no later than March 2, 2005, then the persons who are appointed as proxies may exercise their discretionary voting authority with respect to that proposal, if the proposal is considered at the 2005 meeting, even if stockholders have not been advised of the proposal in the proxy statement for the 2005 annual meeting. Any proposals submitted by stockholders must comply in all respects with the rules and regulations of the Securities and Exchange Commission then in effect and the provisions of our certificate of incorporation, our by-laws and Delaware law.

IMPORTANT

      To assure your representation and a quorum for the transaction of business at the annual meeting, we urge you to please complete, sign, date and return the enclosed proxy card promptly or otherwise vote by using the toll-free number or visiting the website listed on the proxy card if you are eligible to do so.

MAP TO LOCATION OF ANNUAL MEETING

Annex A

NEXTEL COMMUNICATIONS, INC.

AMENDED AND RESTATED ASSOCIATE STOCK PURCHASE PLAN

          Section 1. PURPOSE

      This Amended and Restated Associate Stock Purchase Plan (this “Plan”) is intended to advance the interests of Nextel Communications, Inc. (the “Company”) and its stockholders by strengthening the Company’s ability to attract and retain employees who have the training, experience and ability to enhance the profitability of the Company and to reward employees of the Company and its subsidiaries upon whose judgment, initiative and effort the successful conduct and development of their business largely depend. It is further intended that options granted pursuant to this Plan shall constitute options granted pursuant to an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”).

          Section 2. ADMINISTRATION

      This Plan shall be administered by a committee (the “Committee”) comprised of two or more members of the Board of Directors. The members of the Committee shall be appointed by, and shall serve at the pleasure of, the Board of Directors, and each of the members of the Committee shall be a “disinterested person” within the meaning of Rule 16b-3 under Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor rule to the same effect. A majority of the Committee shall constitute a quorum, and the action of a majority of the members of the Committee present at any meeting at which a quorum is present, or acts unanimously approved in writing, shall be the acts of the Committee. The interpretation and construction by the Committee of any provision of this Plan or any option granted hereunder shall be final. No member of the Committee shall be liable for any action or determination made in good faith with respect hereto or any option granted hereunder.

      The Committee may establish any policies or procedures that in its discretion are relevant to the operation and administration of this Plan and may adopt rules for the administration of this Plan. The Committee may also engage the services of a professional plan administrator on such terms and conditions as the Committee deems appropriate for the purposes of establishing custodial accounts and holding shares of Common Stock acquired by employees upon the exercise of options granted under this Plan and otherwise operating this Plan.

          Section 3. ELIGIBILITY

      All full-time employees of the Company or of any subsidiary that is designated by the Committee as a participating subsidiary of the Company shall be offered options under this Plan to purchase shares of the Company’s Class A Common Stock, par value $.001 per share (“Common Stock”), except that no employee shall be granted an option under this Plan if, immediately after the option was granted, the employee would own stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of any subsidiary of the Company. For the purposes of the foregoing, stock ownership of an individual shall be determined under the rules of Section 424(d) of the Code, and stock that an employee may purchase under outstanding options shall be treated as owned by the employee. For the purposes of this Plan, “full-time employee” shall mean an employee whose customary employment is more than 20 hours per week, and “subsidiary” shall mean any corporation that the Company controls directly or indirectly through one or more intermediaries, by ownership or 50 percent or more of the corporation’s outstanding voting securities.

          Section 4. STOCK

      The stock covered by options granted under this Plan shall be shares of authorized but unissued or reacquired Common Stock. The aggregate number of shares of Common Stock that may be purchased under this Plan shall not exceed 20,000,000. In the event that the number of shares covered by options to be granted pursuant to any offering under this Plan exceeds the number of shares available to be purchased hereunder, the shares available to be purchased shall be allocated on a pro rata basis among the options to be granted. Shares of Common Stock covered by options that are granted under this Plan and are cancelled prior to exercise shall again be available for future grants under this Plan.

          Section 5. TERMS AND CONDITIONS OF OPTIONS

      Options granted pursuant to this Plan shall be evidenced by agreements in such form as the Committee shall from time to time approve, provided that all employees granted options hereunder shall have the same rights and privileges, except as otherwise provided in subparagraphs (a) and (e) of this Section 5, and provided further that such options shall comply with and be subject to the following terms and conditions:

      (a) Number of Shares. An option granted hereunder shall pertain to such number of shares of Common Stock as shall be determined by dividing (i) the aggregate amount of payroll deductions on behalf of the optionee during the term of the option or, if permitted by the Committee pursuant to subparagraph (c) of this Section 5, the aggregate amount of any lump-sum payment by the optionee to the Company on or before the date of exercise by (ii) the “option price” (as defined in subparagraph (b) of this Section 5). An employee may authorize annual payroll deductions of, or (if permitted by the Committee pursuant subparagraph (c) of this Section 5) may make lump-sum payments to the Company in an aggregate annual amount equivalent to, not less than one percent and not more than ten percent of his or her basic compensation. If the number of shares computed in accordance with the foregoing includes a fraction, it will be rounded down to the next whole number. Notwithstanding the foregoing, prior to any offering pursuant to this Plan, the Committee may set a maximum aggregate number of shares, subject to the aggregate Plan limitation set forth Section 4 hereof, that may be purchased upon the exercise of options granted pursuant to the offering. In the event that employees elect to be granted options to purchase shares in excess of such maximum offering limitation, the number of shares purchased by optionees upon the exercise of such options shall be reduced on a pro rata basis. For the purposes of this Plan, “basic compensation” shall mean annual base salary and, if applicable, commissions paid pursuant to any ongoing sales incentive compensation program, excluding cash bonuses and all forms of noncash compensation.

      (b) Option Price. The option price per share payable upon the exercise of an option granted under to this Plan shall be an amount equal to 85 percent of the lesser of (i) the fair market value of a share of Common Stock on the date on which the option is granted or (ii) the fair market value of a share of Common Stock on the date on which the option is exercised. For the purposes of this Plan, “fair market value” shall mean the closing price of the Common Stock on the NASDAQ National Market System on the last trading date preceding the date of grant or the date of exercise, as the case may be.

      (c) Medium and Time of Payment of Option Price. The option price shall be payable in full on the date of exercise pursuant to uniform policies and procedures established by the Committee. The funds required for such payment shall be derived by regular withholding from an optionee’s basic compensation in approximately equal installments over the term of the option or, at the discretion of the Committee, by a lump-sum payment by the optionee to the Company on or before the date of exercise. Any funds withheld from an optionee’s compensation in excess of the actual option price shall be refunded to the optionee. No interest shall accrue on the optionee funds held by the Company during the term of the option. An optionee shall have the right at any time to terminate such withholding, or to increase or decrease the amount thereof (subject to the limitations set forth in subparagraph (a) of this Section 5), by delivering written notice thereof to the Company within such period of time prior to the next payroll withholding date as the Committee may specify in any grant of options under this Plan. An optionee shall have the right to cancel his or her option in whole or in part, and to obtain a refund of amounts withheld from his or her compensation, by delivering written notice thereof to the Company within such period of time prior to the date of exercise as the Committee may specify in any grant of options under this Plan. Such amounts shall thereafter be paid to the optionee within a reasonable period of time. No interest shall accrue on such amounts. Any written notice provided for in this subparagraph (c) shall be addressed to such officer, employee, department or agent of the Company as the Committee may specify in any grant of options under this Plan and shall not be deemed to have been delivered until received by such officer, employee, department or agent.

      (d) Exercise and Term of Options. The date of exercise on which the shares of Common Stock covered by an option are to be purchased by the optionee shall be the last day of the term of the option, except as otherwise provided in this Plan. The Committee shall establish the term of each option granted hereunder, which shall not be more than one year or less than three months from the date of grant; provided, however, that all options granted to employees pursuant to any offering hereunder must be for the same term. Except to the extent that an option has been cancelled by the optionee prior to the date of exercise in accordance with subparagraph (c) of this Section 5, it shall be deemed automatically exercised on the date of exercise to the extent of payments received from the optionee in accordance with subparagraph (c) of this Section 5.

      (e) Accrual Limitation. No option shall permit the rights of an optionee to purchase stock under all “employee stock purchase plans” (as defined in Section 423 of the Code) of the Company and its subsidiaries to accrue at a rate that exceeds $25,000 of fair market value of such stock (determined at the time the option is granted) for each calendar year in which the option is outstanding at any time. For the purposes of this subparagraph (e) and subparagraphs (f) – (i) of this Section 5: (i) the right to purchase stock under an option accrues when the option (or any portion thereof) first becomes exercisable during the calendar year (ii) the right to purchase stock under an option accrues at the rate provided in the option, but in no case may such rate exceed $25,000 of fair market value of such stock (determined at the time the option is granted) for any one calendar year; and (iii) a right to purchase stock that has accrued under an option granted pursuant to this Plan may not be carried over to any other option.

      (f) Termination of Employment. In the event that an optionee shall cease to be employed by the Company or any subsidiary of the Company for any reason (including, without limitation, death or disability) before the date of exercise, his or her option shall terminate immediately upon cessation of his or her employment, and any amounts withheld from the optionee’s compensation for purposes of this Plan shall be refunded. No interest shall accrue on such amounts.

      (g) Transfer of Options. No option granted under this Plan may be sold, assigned, hypothecated, pledged or otherwise transferred by operation of law or otherwise by an optionee, and no option granted under this Plan shall be subject to attachment or similar process.

      (h) Adjustments. The Committee may make or provide for such adjustments in the option price and in the number or kind of shares of Common Stock or other securities covered by outstanding options as the Committee may determine to be equitably required in order to prevent dilution or expansion of the rights of optionees that would otherwise result from (i) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (ii) any merger, consolidation, separation, reorganization, partial or complete liquidation, issuance of rights or warrants to purchase stock or (iii) any other corporate transaction or event having an effect similar to any of the foregoing. The Committee may also make or provide for such adjustments in the number or kind of shares of Common Stock or other securities that may be sold under this Plan as the Committee may determine is appropriate to reflect any transaction or event described in clause (i) of the preceding sentence.

      (i) Rights as a Stockholder. An optionee shall have no rights as a stockholder with respect to any Common Stock covered by his or her option until the date of exercise following payment in full. No adjustment shall be made for dividends or distributions of any kind or other rights for which the record date is prior to the date of exercise, except as provided in subparagraph (h) of this Section 5.

      (j) Nondistribution Purpose. Unless the shares of Common Stock covered by options granted under this Plan are registered under the Securities Act of 1933, as amended (the “Securities Act”), each option granted hereunder shall be granted on the condition that the purchases of shares of Common Stock hereunder shall not be with a view to resale or distribution or any participation therein. Resales of such shares without registration under the Securities Act may not be made unless, in the opinion of counsel for the Company, such resale is permissible under the Securities Act and any other applicable laws or applicable rules or regulations of any governmental agency.

      (k) Other Provisions. The option agreements authorized under this Plan may contain such other provisions as the Committee may deem advisable, including but not limited to a holding period of such duration as the Committee may deem appropriate before shares of Common Stock purchased upon exercise of options granted under this Plan may be resold or otherwise disposed of by the employee and such penalty as the Committee may deem appropriate for failure to satisfy any such holding period, provided that no such provision may in any way be in conflict with the terms of this Plan or Section 423 of the Code.

          Section 6. TERM OF PLAN

      Options may be granted under this Plan for a period of 10 years from the date on which this amended and restated Plan is adopted by the Board of Directors.

          Section 7. AMENDMENT OF PLAN

      This Plan may be amended from time to time by the Board of Directors, but without further approval of the stockholders, no such amendment shall increase the aggregate number of shares of Common Stock that may be issued and sold hereunder (except as provided in the last sentence of subparagraph (h) of Section 5 hereof) or change the designations in Section 3 hereof of the class of employees eligible to be granted options hereunder. Furthermore, without further approval of the stockholders, this Plan may not be amended in any manner that would cause options granted hereunder to fail to meet the requirements applicable to “employee stock purchase plans” as defined in Section 423 of the Code or cause Rule 16b-3 under Section 16(b) of the Exchange Act (or any successor rule to the same effect) to cease to be applicable to this Plan.

          Section 8. APPLICATION OF FUNDS

      The proceeds received by the Company from the sale of Common Stock pursuant to options granted under this Plan shall be used for general corporate purposes.

          Section 9. APPROVAL OF STOCKHOLDERS

      This Plan shall not take effect until approved by the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at a meeting of the holders of Common Stock at which a quorum is present. Such approval must be obtained within 12 months after the on which this Plan is adopted by the Board of Directors.

NEXTEL COMMUNICATIONS, INC.

c/o EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8226
EDISON, NJ O8816-8226

Your vote is important. Please vote immediately.

Vote-by-Internet :	OR	Vote-by-Telephone (

1. Log on to the Internet and go to http://www.eproxyvote.com/nxtl.		1. Call toll-free 1-877-PRX-VOTE (1-877-779-8889).

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

PROXY

NEXTEL COMMUNICATIONS, INC.
Annual Meeting of Stockholders, May 27, 2004
Proxy Solicited on Behalf of the Board of Directors
P
R O X Y	This proxy is solicited on behalf of the Board of Directors for use at the annual meeting of stockholders. The undersigned hereby appoints Leonard J. Kennedy and Christie A. Hill, and each of them, as proxies, each with the power to appoint his or her substitutes, and hereby authorizes them to represent and to vote, as designated below and in accordance with their judgment upon any other matter properly presented, all the shares of class A common stock of Nextel Communications, Inc. held of record by the undersigned at the close of business on April 2, 2004, at the annual meeting of stockholders to be held on May 27, 2004 or any adjournment or postponement thereof.

The Board of Directors recommends the following vote:

1. FOR the election of the nominees named herein as directors;

2. FOR ratification of the appointment of Deloitte & Touche LLP as our independent auditors for 2004; and

3. FOR the approval of the Nextel Communications, Inc. Amended and Restated Associate Stock Purchase Plan.

Should any nominee decline or be unable to accept such nomination to serve as a director, an event that we do not currently anticipate, the persons named in the enclosed proxy reserve the right, in their discretion, to vote for a lesser number of or for substitute nominees designated by the Board of Directors.

PLEASE MARK, SIGN, DATE AND RETURN THIS FORM PROMPTLY IN THE ENCLOSED ENVELOPE.

☒ Please mark your votes as in this example

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR all proposals.

NEXTEL COMMUNICATIONS, INC.

									FOR	AGAINST	ABSTAIN
1.	Election of Directors to serve until the 2007 Annual Meeting of Shareholders.	FOR ALL NOMINEES ☐	WITHHELD FROM ALL NOMINEES ☐	Nominees:	01. 02.	Keith J. Bane V. Janet Hill	2.	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditors for 2004.	☐	☐	☐
☐	For all nominees except for votes withheld from the above nominees

							3.	Approval of the Nextel Communications, Inc. Amended and Restated Associate Purchase Plan.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Please indicate by a check mark whether you plan to attend the annual meeting of stockholders.	☐

Please sign your name below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give the full title or capacity. If a corporation, please sign in corporate name by an authorized officer and give title. If a partnership, please sign in partnership name by an authorized person.

SIGNATURE DATE

SIGNATURE DATE

Your vote is important. Casting your vote in one of the three ways described on this instruction card votes all common shares of Nextel Communications, Inc. that you are entitled to vote.

Please consider the issues discussed in the proxy statement and cast your vote by:

:	•	Accessing the World Wide Web site http://www.eproxyvote.com/nxtl to vote via the Internet.

(	•	Using a touch-tone telephone to vote by phone toll free from the U.S. or Canada.
Simply dial 1-877-779-8683 and follow the instructions. When you are finished voting, your vote will be confirmed and the call will end.

*	•	Completing, dating, signing and mailing the proxy card in the postage-paid envelope included with the proxy statement or sending it to Nextel Communications, Inc., c/o EquiServe Trust Company, N.A., P.O. Box 8226, Edison, New Jersey 08818-9081.

You can vote by phone or via the Internet anytime prior to May 27, 2004. You will need the control number printed at the top of this instruction card to vote by phone or via the Internet. If you do so, you do not need to mail in your proxy card.

\/ DETACH HERE \/